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                                                                    EXHIBIT 1.1


                     STRUCTURED ASSET SECURITIES CORPORATION
               MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2001-SB1



                                 TERMS AGREEMENT


                                              Dated:              June 25, 2001



To: Structured Asset Securities Corporation, as Depositor, under the Trust Agreement dated as of June 1, 2001 (the "Trust Agreement").

Re: Underwriting Agreement Standard Terms dated as of April 16, 1996 (the "Standard Terms," and together with this Terms Agreement, the "Agreement").

Series Designation:        Series 2001-SB1.

Terms of the Series 2001-SB1 Certificates: Structured Asset Securities Corporation, Series 2001-SB1 Mortgage Pass-Through Certificates, Class A1, Class A2, Class A3, Class A4, Class A5, Class AIO, Class APO, Class B1, Class B2, Class B3, Class B4, Class B5, Class B6 and Class R (the "Certificates") will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the "Trust Fund"). The primary assets of the Trust Fund consist of four pools of fixed rate, fully amortizing, first and junior lien SBA disaster assistance home loans (the "Mortgage Loans"). Only the Class A1, Class A2, Class A3, Class A4, Class A5, Class AIO, Class APO, Class B1, Class B2, Class B3 and Class R Certificates (the "Offered Certificates") are being sold pursuant to the terms hereof.

Registration Statement:    File Number 333-35026.

Certificate Ratings: It is a condition of Closing that at the Closing Date the Class A1, Class A2, Class A3, Class A4, Class A5, Class AIO and Class APO Certificates be rated "AAA" by Standard & Poor's Credit Markets Services, a division of The McGraw-Hill Companies, Inc. ("S&P"), and rated "Aaa" by Moody's Investors Service, Inc. ("Moody's" and collectively the "Rating Agencies"); the Class R Certificate be rated "AAA" by S&P and "Aaa" by Moody's, the Class B1 Certificates be rated "AA" by S&P and "Aa2" by Moody's; the Class B2 Certificates be rated "A" by S&P and "A2" by Moody's; and the Class B3 Certificates be rated "BBB" by S&P and "Baa2" by Moody's.

Terms of Sale of Offered Certificates: The Depositor agrees to sell to Lehman Brothers Inc., (the "Underwriter") and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts and prices set forth on Schedule 1 annexed hereto. The

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purchase price for the Offered Certificates shall be the Purchase Price
Percentage set forth in Schedule 1 plus accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, the Closing Date.

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

Cut-off Date:  June 1, 2001.

Closing Date: 10:00 A.M., New York time, on or about June 28, 2001. On the Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefor for the account of the Underwriter.

                                       2

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         If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriter in accordance with its terms.

                                   LEHMAN BROTHERS INC.



                                   By: /s/ Stanley Labanowski
                                      -----------------------------------------
                                        Name:  Stanley Labanowski
                                        Title: Senior Vice President


Accepted:

STRUCTURED ASSET SECURITIES
     CORPORATION


By:  /s/ Ellen V. Kiernan
   --------------------------
     Name:  Ellen V. Kiernan
     Title: Vice President


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                                                     Schedule 1


--------------------- ------------------------------------------------ ---------------- ---------------------
                                    Initial Certificate
                                    Principal Amount(1)                  Certificate       Purchase Price
       Class                    or Initial Notional Amount              Interest Rate        Percentage
       -----                                       -------              -------------        ----------
--------------------- ------------------------------------------------ ---------------- ---------------------
          A1                               $ 68,000,000                    3.375%            100%
          A2                                121,249,000                    3.375%            100%
          A3                                  1,891,000                    3.375%            100%
          A4                                149,440,000                    3.375%            100%
          A5                                 48,784,000                    3.375%            100%
          AIO                                       (2)                    3.375%            100%
          APO                                 1,936,763                      (3)             100%
          B1                                 10,748,000                    3.375%            100%
          B2                                  7,523,000                    3.375%            100%
          B3                                  5,373,000                    3.375%            100%
          R                                         100                    3.375%            100%
--------------------- ------------------------------------------------ ---------------- ---------------------


------------
(1) These amounts are approximate, as described in the prospectus supplement.

(2) The Class AIO Certificates will be interest-only certificates; they will not be entitled to payments of principal and will accrue interest on a notional amount, as described in the prospectus supplement.

(3) The Class APO Certificates will be principal-only certificates; they will not be entitled to payments of interest.